Exhibit 2.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Global Ship Lease, Inc. (the “Company”) had the following classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended:

(1)	Class A common shares, par value $0.01 per share (the “Class A common shares”);
(2)	8.75% Series B Cumulative Redeemable Perpetual Preferred Shares (the “Series B Preferred Shares”);
(3)	Depositary Shares, each of which represents 1/100th interest in a share of Series B Preferred Shares (the “Depositary Shares”); and
(4)	8.00% Senior Unsecured Notes due 2024 (the “Notes”).

The following description sets forth certain material provisions of these securities. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of (i) the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), (ii) the Company’s Third Amended and Restated Bylaws (the “Bylaws”); (iii) the Certificate of Designation of the 8.75% Series B Cumulative Redeemable Perpetual Preferred Shares, filed with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands effective August 19, 2014, as amended by the Certificate of Amendment effective December 9, 2019 (as amended, the “Certificate of Designation”); (iv) the indenture dated as of November 19, 2019 (the “Base Indenture”), between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”), as supplemented by a first supplemental indenture dated as of November 19, 2019, between the Company and the Trustee (the “First Supplemental Indenture”), and as amended by Amendment No. 1 to the First Supplemental Indenture dated April 2, 2020 between the Company and the Trustee (the “Amendment No. 1” and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit is a part. We encourage you to refer to the Articles of Incorporation, Bylaws, Certificate of Designation and Indenture, as applicable, for additional information.

Under our Articles of Incorporation, our authorized capital stock consists of 249 million registered common shares, of which 214 million are designated as Class A common shares, par value $0.01 per share, 20 million are designated as Class B common shares, par value $0.01 and 15 million are designated as Class C common shares, par value $0.01. The Company is authorized to issue up to one million registered preferred shares, par value $0.01 per share.

DESCRIPTION OF COMMON SHARES

The Class A common shares have the voting rights described below under “Voting Rights” and the dividend rights described below under “Dividend Rights”, subject to preferences that may be applicable to any outstanding preferred shares. Holders of our Class A common shares do not have solely by reason thereof conversion or redemption rights or any preemptive rights to subscribe for any of our unissued securities pursuant to our Articles of Incorporation. The rights, preferences and privileges of holders of our Class A common shares are subject to the rights of the holders of any preferred shares.

Voting Rights

The Class A common shares, the Class B common shares and the Class C common shares each have one vote and vote together as a single class except that any amendment to the Articles of Incorporation, including those made pursuant to the terms of any merger, consolidation or similar transaction, that would increase or decrease the aggregate number of authorized common shares of a class, increase or decrease the par value of common shares of a class, or alter or change the powers, preferences or rights of the class of common shares so as to affect them adversely, must be approved by the holders of not less than a majority of the votes entitled to be cast by the holders of such class of common shares then outstanding, voting separately as a class. Our directors are elected by the vote of the majority of the votes cast of the Class A, Class B and Class C common shares, voting as a single class with respect to each director. For purposes thereof, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast against that director. A majority of the Class A and Class B common shares in the aggregate shall constitute a quorum. Our Articles of Incorporation prohibits cumulative voting. We have no Class B or Class C common shares outstanding.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred shares, holders of Class A common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Dividends, when declared, must be paid as follows:

•	first, to all Class A common shares at the applicable rate for the quarter;
•	second, to all Class A common shares until they have received payment for all preceding quarters at the rate of $0.23 per quarter;
•	third, to all Class B common shares at the applicable rate for the quarter;
•	fourth, to all Class A and B common shares as if they were a single class.

The Class B common shares remain subordinated until we have paid a dividend at least equal to $0.23 per quarter per share on both the Class A and Class B common shares for the immediately preceding four-quarter period. Due to the requirements described above, Class B common shares do not receive any dividend until all Class A common shares have received dividends representing $0.23 per share per quarter for all preceding quarters. We have no Class B common shares outstanding.

Liquidation Rights

Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution.

Limitations on Ownership

Under Marshall Islands law generally and our Articles of Incorporation, there are no limitations on the right of non-residents of the Marshall Islands or owners who are not citizens of the Marshall Islands to hold or vote our common shares.

Anti-takeover Effect of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions included in the Articles of Incorporation and Bylaws may have anti-takeover effects. These provisions were intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of the board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest, and (2) the removal of incumbent officers and directors.

Blank check preferred stock

The Articles of Incorporation authorize the issuance of one million blank check preferred shares with such designation, rights and preferences as may be determined from time to time by the board of directors. The board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control or the removal of its management. Moreover, our authorized but unissued common shares and preferred shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our Articles of Incorporation provides for a board of directors serving staggered, three-year terms. Approximately one-third of our board of directors are elected each year. This classified board of directors provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years. Our Articles of Incorporation also prohibits cumulative voting.

Calling of Special Meetings of Shareholders

Our Bylaws provide that special meetings of our shareholders may be called only by the Chairman of the board of directors or by resolution of the board of directors. Accordingly, a shareholder will be prevented from calling a special meeting for shareholder consideration of a proposal unless scheduled by our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Business combinations

Although the Marshall Islands Business Corporations Act (the “BCA”) does not contain specific provisions regarding “business combinations” between companies organized under the laws of the Marshall Islands and “interested shareholders,” the Articles of Incorporation includes applicable provisions that prohibit us from engaging in a business transaction with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;
•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the corporation outstanding at the time the transaction commenced; or
•	at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting shares that are not owned by the interested shareholder.

For the purpose of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 15% or more of our outstanding voting shares and any person or entity affiliated with or controlling or controlled by that person or entity.

Listing

The Class A common shares are listed on the New York Stock Exchange (the “NYSE”), under the symbol “GSL.”

Marshall Islands Company Considerations

Our corporate affairs are governed by our Articles of Incorporation and Bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. As a result, you may have more difficulty protecting your interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the General Corporation Law of the State of Delaware relating to shareholders’ rights.

Marshall Islands	Delaware
Shareholder Meetings
Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or without the Marshall Islands.	May be held within or without Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called.	Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally, sent by mail or by electronic mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders’ Voting Rights
Unless otherwise provided in the articles of incorporation, any action required to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof, or if the articles of incorporation so provide, by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Marshall Islands	Delaware
Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.	For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Merger or Consolidation
Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.	Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.	Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote.

Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.	Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.

Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation.	Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.

Directors
The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

The number of board members may be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.	The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation.

Marshall Islands	Delaware
If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.	If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.

Removal:	Removal:

Any or all of the directors may be removed for cause by vote of the shareholders.	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	In the case of a classified board, shareholders may effect removal of any or all directors only for cause.
Dissenters’ Rights of Appraisal
Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares shall not be available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting shareholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation.	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is offered for consideration is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

• Alters or abolishes any preferential right of any outstanding shares having preference; or

• Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Marshall Islands	Delaware
Shareholder’s Derivative Actions
An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.	In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.	Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile).

Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands.

Reasonable expenses including attorney’s fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of outstanding shares or holds voting trust certificates or a beneficial interest in shares representing less than 5% of any class of such shares and the shares, voting trust certificates or beneficial interest of such plaintiff has a fair value of $50,000 or less.

DESCRIPTION OF SERIES B PREFERRED SHARES AND DEPOSITARY SHARES

Each Depositary Share represents 1/100th of one share of Series B Preferred Shares. We have 44,000 authorized Series B Preferred Shares under the Certificate of Designation. The Series B Preferred Shares outstanding are deposited with Computershare Inc. and Computershare Trust Company, N.A., as applicable, as depositary, under the Deposit Agreement among us, the Depositary and the registered holders and indirect and beneficial owners from time to time of the Depositary Shares (the “Deposit Agreement”). The Deposit Agreement sets forth the terms of the Depositary Shares. In general, each Depositary Share represents, and entitles the holder, subject to the terms of the Deposit Agreement, to proportional rights and preferences (including dividends, voting, redemption and liquidation rights and preferences) as if such holder held 1/100th of one share of Series B Preferred Shares. The material terms of the Series B Preferred Shares and the Depositary Shares are summarized below.

Series B Preferred Shares

Ranking

The Series B Preferred Shares, with respect to anticipated quarterly dividends and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•	senior to our common stock and to each other class or series of capital stock that has been or will be established after the original issue date of the Series B Preferred Shares that is not expressly made senior to or on parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Securities”);
•	pari passu with any class or series of capital stock that has been or will be established after the original issue date of the Series B Preferred Shares with terms expressly providing that such class or series ranks on a parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Parity Securities”); and
•	junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and each other class or series of capital stock expressly made senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Senior Securities”).

Under the Certificate of Designation, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Shares. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Parity Securities in certain circumstances or Senior Securities is limited as described under “—Voting Rights.”

Liquidation Rights

The holders of outstanding Series B Preferred Shares are entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $2,500.00 per share (equivalent to $25.00 per Depositary Share) in cash plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common stock or any other Junior Securities. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation or merger of us with or into any other entity, individually or in a series of transactions, will be deemed a liquidation, dissolution or winding up of our affairs for this purpose.

In the event that our assets available for distribution to holders of the outstanding Series B Preferred Shares and any Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series B Preferred Shares and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences plus the amount of any accumulated and unpaid dividends thereon (whether or not declared). After payment of all required amounts to the holders of the outstanding Series B Preferred Shares and Parity Securities, our remaining assets and funds will be distributed among the holders of our common stock and any other Junior Securities then outstanding according to their respective rights.

Voting Rights

The Series B Preferred Shares have no voting rights except as set forth below or as otherwise provided by Marshall Islands law. In the event that six quarterly dividends payable on the Series B Preferred Shares are in arrears, whether or not consecutive, the holders of the Series B Preferred Shares, have the right, voting as a class together with holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of stockholders called for the election of directors, to elect one member to our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series B Preferred Shares voted as a class for the election of such director). The right of such holders of Series B Preferred Shares to elect one member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series B Preferred Shares have been paid in full or sufficient funds for such payment have been declared and set apart for such purpose, at which time such right will terminate, subject to the revesting of such right in the event of each and every subsequent failure to pay six quarterly dividends as described above and, with respect to funds set apart for payment, upon failure to pay the dividend on the Dividend Payment Date. Upon any termination of the right of the holders of the Series B Preferred Shares and any other Parity Securities to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately. Any director elected by the holders of the Series B Preferred Shares and any other Parity Securities shall each be entitled to one vote on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, we may not adopt any amendment to our Articles of Incorporation that materially and adversely alters the preferences, powers or rights of the Series B Preferred Shares.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not create or issue any Senior Securities.

On any matter described above in which the Series B Preferred Shareholders are entitled to vote as a class, whether separately or together with the holders of any Parity Securities, such holders will be entitled to one vote per $25.00 of liquidation preference (equivalent to 100 votes per Series B Preferred Share). Any shares of Series B Preferred Shares held by us or any of our subsidiaries or affiliates will not be entitled to vote.

No vote or consent of Series B Preferred Shareholders shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any common stock or other Junior Securities or (iii) except as expressly provided above, the authorization or issuance of any of our preferred shares.

Series B Preferred Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Dividends

General

Holders of Series B Preferred Shares will be entitled to receive, when, as and if declared by our board of directors, cumulative cash dividends out of legally available funds for such purpose, payable on each Dividend Payment Date commencing on the first Dividend Payment Date following issuance.

Dividends on the Series B Preferred Shares offered hereby will accrue from the Dividend Payment Date immediately preceding issuance at a rate of 8.75% per annum of the $2,500.00 per share liquidation preference of Series B Preferred Shares (equivalent to $25.00 per Depositary Share). The dividend rate is not subject to adjustment.

Dividend Payment Dates

The “Dividend Payment Dates” for the Series B Preferred Shares is each of January 1, April 1, July 1 and October 1. Dividends will accumulate in each dividend period from and including the Dividend Payment Date immediately preceding issuance to but excluding the next applicable Dividend Payment Date for such dividend period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series B Preferred Shares will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means a day on which the NYSE is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City, London or Amsterdam are authorized or required to close.

Payment of Dividends

Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series B Preferred Shares that have been declared by our board of directors to the Paying Agent or, if there is no Paying Agent at the relevant time, the holders of such shares as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date (as defined below). The applicable record date (the “Record Date”) will be the fifth Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our board of directors in accordance with the Certificate of Designation, our Articles of Incorporation and our Bylaws, each as amended and as may be further amended from time to time.

Declared dividends will be paid to the Paying Agent in same-day funds on each Dividend Payment Date. The Paying Agent will be responsible for holding or disbursing such payments to holders of the Series B Preferred Shares in accordance with the instructions of such holders. In certain circumstances, dividends may be paid by check delivered to the registered address of the holder of Series B Preferred Shares, unless, in any particular case, we elect to pay by wire transfer.

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series B Preferred Shares and any Parity Securities through the most recent respective dividend payment dates.

Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series B Preferred Shares on the record date for such payment, which may not be more than 60 days, nor less than five days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series B Preferred Shares and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been declared and set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series B Preferred Shares will not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares.

Redemption

Optional Redemption

At any time, we may redeem, at our option, in whole or in part, the Series B Preferred Shares (and accordingly the Depositary Shares) at a redemption price in cash equal to $2,500.00 per share (equivalent to $25.00 per Depositary Share) plus an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions.

Redemption Procedures

We will provide notice of any redemption, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of Series B Preferred Shares to be redeemed and, if less than all outstanding shares of Series B Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the shares of Series B Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor, and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding shares of Series B Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares of Series B Preferred Shares will be redeemed by such method of selection as the Paying Agent shall determine, either pro rata or by lot, with adjustments to avoid redemption of fractional shares.

The redemption price will be paid by the Paying Agent to the holders of the Series B Preferred Shares on the redemption date.

The aggregate redemption price for any such partial redemption of the outstanding Series B Preferred Shares shall be allocated correspondingly among the redeemed shares of Series B Preferred Shares. The shares of Series B Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in the Certificate of Designation (including our right, if we so elect, to redeem all or part of the Series B Preferred Shares outstanding at any relevant time in accordance with the redemption provisions described herein).

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Shares as to which notice has been given no later than 10:00 a.m., New York City time, on the Business Day fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender of such Series B Preferred Shares. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate and all rights of holders of such shares of Series B Preferred Shares as Series B Preferred Shareholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends through the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series B Preferred Shares, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall, to the extent permitted by law, be repaid to us upon our written request, after which repayment the holders of the Series B Preferred Shares entitled to such redemption or other payment shall have recourse only to us.

Any Series B Preferred Shares that are redeemed or otherwise acquired by the Company shall be cancelled and shall constitute preferred shares subject to designation by the Board of Directors set forth in our Articles of Incorporation. If only a portion of the Series B Preferred Shares has been called for redemption, upon surrender of any certificate representing Series B Preferred Shares to the Paying Agent, the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of shares of Series B Preferred Shares represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series B Preferred Shares called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase shares of the Series B Preferred Shares, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series B Preferred Shares. Any shares repurchased and canceled by us will revert to the status of authorized but unissued preferred shares undesignated by us.

Notwithstanding the foregoing, in the event that full cumulative dividends on the Series B Preferred Shares and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire (1) any Series B Preferred Shares or Parity Securities, except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and any Parity Securities, an exchange for or conversion or reclassification into other Parity Securities or Junior Securities or with proceeds of a substantially contemporaneous sale of Parity Securities or Junior Securities, or (2) any common stock and any other Junior Securities, except pursuant to an exchange for or conversion or reclassification into other Junior Securities or with proceeds of a substantially contemporaneous sale of Junior Securities.

No Sinking Fund

The Series B Preferred Shares do not have the benefit of any sinking fund.

Depositary Shares

General

Each Depositary Share represents a 1/100th interest in one Series B Preferred Share, and once issued will be evidenced by depositary receipts, as described under “Registration and Settlement—Book-Entry System.” The underlying shares of the Series B Preferred Shares are deposited with a depositary pursuant to the Deposit Agreement. Subject to the terms of the Deposit Agreement, the Depositary Shares are entitled to all the powers, preferences and special rights of the Series B Preferred Shares, as applicable, in proportion to the applicable fraction of a share of Series B Preferred Shares those Depositary Shares represent.

References to “holders” of Depositary Shares herein mean those who have depositary receipts registered in their own names on the books maintained by the depositary and not indirect holders who own beneficial interests in depositary receipts registered in the street name of, or issued in book-entry form through, The Depository Trust Company, or “DTC.” DTC is the only registered holder of the depositary receipts representing Depositary Shares. You should review the special considerations that apply to indirect holders described in “Registration and Settlement—Book-Entry System.”

The depositary, transfer agent and registrar for the Depositary Shares is Computershare Inc. and Computershare Trust Company, N.A., as applicable.

Dividends and Other Distributions

Each dividend payable on a Depositary Share will be in an amount equal to 1/100th of the dividend declared and payable on the related share of the Series B Preferred Shares. The depositary will distribute all dividends and other cash distributions received on the Series B Preferred Shares to the holders of record of the depositary receipts in proportion to the number of Depositary Shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts as nearly as practicable in proportion to the number of Depositary Shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.

Record dates for the payment of dividends and other matters relating to the Depositary Shares are the same as the corresponding record dates for the related shares of Series B Preferred Shares.

The amount paid as dividends or otherwise distributable by the depositary with respect to the Depositary Shares or the underlying Series B Preferred Shares will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Depositary Shares or the shares of the Series B Preferred Shares until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Series B Preferred Shares, in whole or in part, as described above under “—Series B Preferred Shares—Redemption,” Depositary Shares also will be redeemed with the proceeds received by the depositary from the redemption of the Series B Preferred Shares held by the depositary. The redemption price per Depositary Share will be 1/100th of the redemption price per share payable with respect to the Series B Preferred Shares, plus any declared and unpaid dividends, without accumulation of undeclared dividends.

If we redeem shares of the Series B Preferred Shares held by the depositary, the depositary will redeem, as of the same redemption date, the number of Depositary Shares representing those shares of the Series B Preferred Shares so redeemed. If we redeem less than all of the outstanding Depositary Shares, the depositary will select pro rata, by lot or in such other manner as may be determined by the depositary to be fair and equitable, those Depositary Shares to be redeemed. The depositary will deliver notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series B Preferred Shares and the related Depositary Shares.

Voting the Series B Preferred Shares

Because each Depositary Share represents a 1/100th interest in a share of the Series B Preferred Shares, holders of depositary receipts are entitled to 1/100th of a vote per Depositary Share under those limited circumstances in which holders of the Series B Preferred Shares are entitled to a vote, as described above in “—Series B Preferred Shares—Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Series B Preferred Shares are entitled to vote, the depositary will deliver the information contained in the notice to the record holders of the Depositary Shares relating to the Series B Preferred Shares. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Series B Preferred Shares, may instruct the depositary to vote the amount of the Series B Preferred Shares represented by the holder’s Depositary Shares. To the extent practicable, the depositary will vote the amount of the Series B Preferred Shares represented by Depositary Shares in accordance with the instructions it receives. We will agree to take all actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares representing the Series B Preferred Shares, it will abstain from voting with respect to such shares.

Withdrawal of Series B Preferred Shares

Underlying shares of Series B Preferred Shares may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the depositary’s office and upon payment of the taxes, charges and fees provided for in the Deposit Agreement. Subject to the terms of the Deposit Agreement, the holder of depositary receipts will receive the appropriate number of shares of Series B Preferred Shares represented by such Depositary Shares. Only whole shares of Series B Preferred Shares may be withdrawn; if a holder holds an amount other than a whole multiple of 100 Depositary Shares, the depositary will deliver along with the withdrawn shares of Series B Preferred Shares a new depositary receipt evidencing the excess number of Depositary Shares. Holders of withdrawn shares of Series B Preferred Shares will not be entitled to redeposit such shares or to receive Depositary Shares.

Amendment of the Deposit Agreement

We and the depositary may generally amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time without the consent of the holders of Depositary Shares in any respect that we and the depositary deem necessary or desirable. However, any amendment that materially and adversely alters the rights of the holders or that would be materially and adversely inconsistent with the rights granted to holders of the Series B Preferred Shares will not be effective unless such amendment has been approved by holders of Depositary Shares representing at least a majority of the Depositary Shares then outstanding.

Form and Notices

The Series B Preferred Shares will be issued in registered form to the depositary, and the Depositary Shares will be issued in book-entry only form through DTC, as described below in “Registration and Settlement—Book-Entry System”. The depositary will forward to the holders of Depositary Shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Series B Preferred Shares.

Listing

The Depositary Shares are listed on the NYSE under the symbol “GSL-B.” The Series B Preferred Shares represented by Depositary Shares are not listed and we do not expect that there will be any other trading market for the Series B Preferred Shares except as represented by the Depositary Shares. Currently, there is no public market for the Series B Preferred Shares and a limited public market for the Depositary Shares.

Registration and Settlement

Book-Entry System

The Depositary Shares are, and will be, issued in book-entry only form through the facilities of DTC. This means that actual depositary receipts will not be issued to each holder of Depositary Shares, except in limited circumstances. Instead, the Depositary Shares will be in the form of a single global depositary receipt deposited with and held in the name of DTC, or its nominee. In order to own a beneficial interest in a depositary receipt, you must be an organization that participates in DTC or have an account with an organization that participates in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”).

Except as described herein, owners of beneficial interests in the global depositary receipt will not be entitled to have depositary receipts registered in their names, will not receive or be entitled to receive physical delivery of the depositary receipts in definitive form, and will not be considered the owners or holders of Depositary Shares under our Articles of Incorporation or the Deposit Agreement, including for purposes of receiving any reports or notices delivered by us. Accordingly, each person owning a beneficial interest in the depositary receipts must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its beneficial interest, in order to exercise any rights of a holder of Depositary Shares.

If we discontinue the book-entry only form system of registration, we will replace the global depositary receipt with depositary receipts in certificated form registered in the names of the beneficial owners.

Settlement

Investors in the Depositary Shares will be required to make their payment for the Depositary Shares in immediately available funds. DTC requires secondary market trading activity in the Depositary Shares to settle in immediately available funds. This requirement may affect trading activity in the Depositary Shares.

Payment of Dividends

We will pay dividends, if any, on the Series B Preferred Shares represented by Depositary Shares in book-entry form to the depositary. In turn, the depositary will deliver the dividends to DTC in accordance with the arrangements then in place between the depositary and DTC. Generally, DTC will be responsible for crediting the dividend payments it receives from the depositary to the accounts of DTC participants, and each participant will be responsible for disbursing the dividend payment for which it is credited to the holders that it represents. As long as the Depositary Shares are represented by a global depositary receipt, we will make all dividend payments in immediately available funds. In the event depositary receipts are issued in certificated form, dividends generally will be paid by check delivered to the holders of the depositary receipts on the applicable record date at the address appearing on the security register.

Notices

Any notices required to be delivered to you will be given by the depositary to DTC for communication to its participants.

If the depositary receipts are issued in certificated form, notices to you also will be delivered to the addresses of the holders as they appear on the security register.

DESCRIPTION OF NOTES

The following description is only a summary of certain provisions of the Notes and the Indenture. You should read these documents in their entirety because they, and not this description, define the rights of holders of the Notes. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the Indenture and those terms made a part of the Indenture by reference to the TIA.

Ranking

The Notes are senior unsecured obligations of the Company, and, upon our liquidation, dissolution or winding up, will rank (i) senior to the outstanding shares of our common stock, (ii) senior to any of our future subordinated debt, (iii) pari passu (or equally) with our existing and future unsecured and unsubordinated indebtedness, (iv) effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness and (v) structurally subordinated to all existing and future indebtedness of our subsidiaries, including trade payables.

Interest

Interest on the Notes accrue at an annual rate equal to 8.00% from and including November 19, 2019, and thereafter, from the last date on which interest has been paid, to, but excluding, the maturity date or earlier acceleration or redemption date and will be payable quarterly in arrears on the last day of February, May, August and November of each year, beginning on February 29, 2020, and at maturity, to the record holders at the close of business on the immediately preceding February 15, May 15, August 15 and November 15 as applicable (whether or not a business day).

The initial interest period for the Notes will be the period from and including November 19, 2019 (or the most recent payment date immediately preceding the date of issuance of the Notes), to, but excluding, February 29, 2020 (or the next interest payment date), and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

“Business day” means, for any place where the principal and interest on the Notes is payable, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day in which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

Optional Redemption

The Notes may be redeemed for cash in whole or in part at any time at our option (i) on or after December 31, 2021 and prior to December 31, 2022, at a price equal to 102% of the principal amount to be redeemed, (ii) on or after December 31, 2022 and prior to December 31, 2023, at a price equal to 101% of the principal amount to be redeemed, and (iii) on or after December 31, 2023 and prior to maturity, at a price equal to 100% of the principal amount to be redeemed, in each case, plus accrued and unpaid interest to, but excluding, the date of redemption.

Optional Redemption in Case of Change of Control

If a Change of Control Event (as defined below) occurs, we will have the right, but not the obligation, before December 31, 2021, to redeem the Notes, in whole but not in part, within 90 days of the occurrence of such Change of Control Event, at a redemption price in cash equal to 104% of the aggregate principal amount of Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

“Capital Stock” means, with respect to any entity, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such entity (including without limitation all warrants, options, derivative instruments, or rights of subscription or conversion relating to or affecting Capital Stock), whether outstanding on the issue date of the Notes or issued thereafter.

“Change of Control Event” means: the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of the Capital Stock entitling that person to exercise more than 50% of the total voting power of all the Capital Stock entitled to vote generally in the election of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

Redemption—General

Any redemption shall be upon notice not fewer than 30 days and not more than 60 days prior to the date fixed for redemption. If less than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 45 days prior to the redemption date by the trustee from the outstanding Notes not previously called for redemption, by lot, provided that the unredeemed portion of the principal amount of any Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Notes. The trustee will promptly notify us in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Beneficial interests in any of the Notes or portions thereof called for redemption that are registered in the name of DTC or its nominee will be selected by DTC in accordance with DTC’s applicable procedures.

Unless we default on the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Events of Default

Holders of our Notes will have rights if an Event of Default occurs in respect of the Notes and is not cured, as described later in this subsection. The term “Event of Default” in respect of the Notes means any of the following:

(1)	we do not pay interest on any Note when due, and such default is not cured within 30 days;
(2)	we do not pay the principal of the Notes when due and payable;
(3)	we breach any covenant or warranty in the Indenture with respect to the Notes and such breach continues for 60 days after we receive a written notice of such breach from the trustee or the holders of at least 25% of the principal amount of the Notes; and
(4)	certain specified events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 consecutive days following entry of such final judgment or decree.

The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if the trustee in good faith determines the withholding of notice to be in the interest of the holders of the Notes.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the Notes, or else specifying any default.

Remedies if an Event of Default Occurs

If an Event of Default, other than an event of default described in clause (4) above, has occurred and is continuing, either the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the entire principal amount of the Notes then outstanding, together with accrued and unpaid interest, if any, to be due and payable immediately by a notice in writing to us and, if notice is given by the holders of the Notes, the trustee. This is called an “acceleration of maturity.” If the Event of Default occurs in relation to our filing for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, the principal amount of the Notes, together with accrued and unpaid interest, if any, will automatically, and without any declaration or other action on the part of the trustee or the holders, become immediately due and payable.

At any time after a declaration of acceleration of the Notes has been made by the trustee or the holders of the Notes and before any judgment or decree for payment of money due has been obtained by the trustee, the holders of a majority of the outstanding principal of the Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee all amounts due and owed with respect to the Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (ii) any other Events of Default have been cured or waived.

At our election, the sole remedy with respect to an Event of Default due to our failure to comply with certain reporting requirements under the Trust Indenture Act or under “—Covenants—Reporting” below, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default. On the 181st day after such Event of Default, if such violation is not cured or waived, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the principal, together with accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If we choose to pay such additional interest, we must notify the trustee and the holders of the Notes by certificate of our election at any time on or before the close of business on the first business day following the Event of Default.

Before a holder of the Notes is allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce such holder’s rights relating to the Notes, the following must occur:

•	such holder must give the trustee written notice that the Event of Default has occurred and remains uncured;
•	the holders of at least 25% of the outstanding principal of the Notes must have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;
•	such holder or holders must have offered to the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;
•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority of the outstanding principal of the Notes.

No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Book-entry and other indirect holders of the Notes should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Waiver of Defaults

The holders of a majority of the outstanding principal amount of the Notes may on behalf of the holders of all Notes waive any past default with respect to the Notes other than (i) a default in the payment of principal or interest on the Notes when such payments are due and payable (other than by acceleration as described above), or (ii) in respect of a covenant that cannot be modified or amended without the consent of each holder of Notes.

Covenants

In addition to any other covenants described in the accompanying prospectus, as well as standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by us and related matters, the following covenants will apply to the Notes. To the extent of any conflict or inconsistency between the base indenture and the following covenants, the following covenants will govern.

Merger, Consolidation or Sale of Assets

The Indenture provides that we will not merge or consolidate with or into any other person (other than a merger of a wholly-owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property in any one transaction or series of related transactions unless:

•	we are the surviving entity or the entity (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made will be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, the Republic of the Marshall Islands, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union or any jurisdiction generally acceptable as determined in good faith by the board of directors of the Company, to institutional lenders in the shipping industries;
•	the surviving entity (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such surviving entity, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by us;
•	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or Event of Default has occurred and is continuing; and
•	in the case of a merger where the surviving entity is other than us, we or such surviving entity will deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the Indenture relating to such transaction have been complied with.

Reporting

So long as any Notes are outstanding, we will (i) file with the Commission within the time periods prescribed by its rules and regulations and applicable to us and (ii) furnish to the Trustee and the holders of the Notes within 15 days after the date on which we would be required to file the same with the Commission pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all financial information to the extent required of us to be contained in our filings on Form 20-F and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the Commission if the Commission does not permit such filing, although such reports will be required to be furnished to the Trustee. Documents filed by us with the Commission via the EDGAR system will be deemed to have been furnished to the Trustee and the holders of the Notes as of the time such documents are filed via EDGAR, provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR.

Modification or Waiver

There are three types of changes we can make to the Indenture and the Notes:

Changes Not Requiring Approval

There are changes that we and the Trustee can make to the Notes without the specific approval of the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect and include changes:

•	to evidence the succession of another corporation, and the assumption by the successor corporation of our covenants, agreements and obligations under the Indenture and the Notes;
•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders of the Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an Event of Default;
•	to modify, eliminate or add to any of the provisions of the Indenture to such extent as necessary to effect the qualification of the Indenture under the Trust Indenture Act, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act;
•	to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental Indenture which may be defective or inconsistent with other provisions;
•	to secure the Notes;
•	to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the Indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee; and
•	to make provisions in regard to matters or questions arising under the Indenture, so long such other provisions to do not materially affect the interest of any other holder of the Notes.

Changes Requiring Approval of Each Holder

We cannot make certain changes to the Notes without the specific approval of each holder of the Notes. The following is a list of those types of changes:

•	changing the stated maturity of the principal of, or any installment of interest on, any Note;
•	reducing the principal amount or rate of interest of any Note;
•	changing the place of payment where any Note or any interest is payable;

•	impairing the right to institute suit for the enforcement of any payment on or after the date on which it is due and payable;
•	reducing the percentage in principal amount of holders of the Notes whose consent is needed to modify or amend the Indenture; and
•	reducing the percentage in principal amount of holders of the Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults.

Changes Requiring Majority Approval

Any other change to the Indenture and the Notes would require the following approval:

•	if the change only affects the Notes, it must be approved by holders of a majority in aggregate principal amount of the outstanding Notes; and
•	if the change affects more than one series of debt securities issued under the Indenture, it must be approved by the holders of a majority in aggregate principal amount of each of the series of debt securities affected by the change.

Consent from holders to any change to the Indenture or the Notes must be given in writing.

Further Details Concerning Voting

The amount of Notes deemed to be outstanding for the purpose of voting will include all Notes authenticated and delivered under the Indenture as of the date of determination except:

•	Notes cancelled by the trustee or delivered to the trustee for cancellation;
•	Notes for which we have deposited with the trustee or paying agent or set aside in trust money for their payment or redemption and, if money has been set aside for the redemption of the Notes, notice of such redemption has been duly given pursuant to the Indenture to the satisfaction of the trustee;
•	Notes held by the Company, its subsidiaries or any other entity which is an obligor under the Notes, unless such Notes have been pledged in good faith and the pledgee is not the Company, an affiliate of the Company or an obligor under the Notes;
•	Notes for which have undergone full defeasance, as described below; and
•	Notes which have been paid or exchanged for other Notes due to such Notes loss, destruction or mutilation, with the exception of any such Notes held by bona fide purchasers who have presented proof to the trustee that such Notes are valid obligations of the Company.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the Indenture, and the trustee will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to join in the giving or making of any Notice of Default, any declaration of acceleration of maturity of the Notes, any request to institute proceedings or the reversal of such declaration. If we or the trustee set a record date for a vote or other action to be taken by the holders of the Notes, that vote or action can only be taken by persons who are holders of the Notes on the record date and, unless otherwise specified, such vote or action must take place on or prior to the 180th day after the record date. We may change the record date at our option, and we will provide written notice to the trustee and to each holder of the Notes of any such change of record date.

Defeasance

The following defeasance provisions will be applicable to the Notes. “Defeasance” means that, by irrevocably depositing with the trustee an amount of cash denominated in U.S. dollars and/or U.S. government obligations sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the Indenture relating to the Notes. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the Indenture, and while the Notes could not be accelerated for any reason, the holders of the Notes nonetheless would be guaranteed to receive the principal and interest owed to them.

Covenant Defeasance

Under the Indenture, we have the option to take the actions described below and be released from some of the restrictive covenants under the Indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, holders of the Notes would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the Notes. In order to achieve covenant defeasance, the following must occur:

•	we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of the all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;
•	we must deliver to the trustee a legal opinion of our counsel stating that under U.S. federal income tax law, we may make the above deposit and covenant defeasance without causing holders to be taxed on the Notes differently than if those actions were not taken;
•	we must deliver to the trustee an officers’ certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;
•	no default or Event of Default with respect to the Notes has occurred and is continuing, and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;
•	the covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;
•	the covenant defeasance must not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreements or instruments to which we are a party;
•	the covenant defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and
•	we must deliver to the trustee an officers’ certificate and a legal opinion from our counsel stating that all conditions precedent with respect to the covenant defeasance have been complied with.

Full Defeasance

If there is a change in U.S. federal income tax law, we can legally release ourselves from all payment and other obligations on the Notes if we take the following actions below:

•	we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of the all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm, of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;
•	we must deliver to the trustee a legal opinion confirming that there has been a change to the current U.S. federal income tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing holders to be taxed on the Notes any differently than if we did not make the deposit;
•	we must deliver to the trustee an officers’ certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;
•	no default or Event of Default with respect to the Notes has occurred and is continuing and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;
•	the full defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;
•	the full defeasance must not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreements or instruments to which we are a party;
•	the full defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and
•	we must deliver to the trustee an officers’ certificate and a legal opinion from our counsel stating that all conditions precedent with respect to the full defeasance have been complied with.

In the event that the trustee is unable to apply the funds held in trust to the payment of obligations under the Notes by reason of a court order or governmental injunction or prohibition, then those of our obligations discharged under the full defeasance or covenant defeasance will be revived and reinstated as though no deposit of funds had occurred, until such time as the trustee is permitted to apply all funds held in trust under the procedure described above may be applied to the payment of obligations under the Notes. However, if we make any payment of principal or interest on the Notes to the holders, we will have the right to receive such payments from the trust in the place of the holders.

Listing

The Notes are listed on the NYSE under the symbol “GSLD.” The Notes trade “flat,” meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Notes that is not included in the trading price.

Governing Law

The Indenture is, and the Notes will be, governed by and construed in accordance with the laws of the State of New York.

Global Notes; Book-Entry Issuance

The Notes are and will be issued in the form of a global certificate, or “Global Notes,” registered in the name of DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of the Notes. No person that acquires a beneficial interest in the Notes will be entitled to receive a certificate representing that person’s interest in the Notes except as described herein. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of the Notes will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants, or “Direct Participants,” deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC.”

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or “Indirect Participants.” DTC has an S&P rating of AA+. The DTC Rules applicable to its participants are on file with the Commission. More information about DTC can be found at www.dtcc.com.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the applicable trustee or depositary on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with the Notes held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the applicable trustee or depositary, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable trustee or depositary. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

None of the Company, the trustee, any depositary, or any agent of any of them will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Termination of a Global Note

If a Global Note is terminated for any reason, interest in it will be exchanged for certificates in non-book-entry form as certificated securities. After such exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a Global Note transferred on termination to their own names, so that they will be holders of the Notes. See “—Form, Exchange and Transfer of Certificated Registered Securities.”

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records as the owner of the Notes at the close of business on the record date for the applicable interest payment date, even if that person no longer owns the Note on the interest payment date. Because we pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.

Payments on Global Notes

We will make payments on the Notes so long as they are represented by Global Notes in accordance with the applicable policies of the depositary in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interest in the Global Notes. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Securities

In the event the Notes become represented by certificates, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder of the Note at his or her address shown on the trustee’s records as of the close of business on the record date. We will make all payments of principal by check at the office of the trustee in the contiguous United States and/or at other offices that may be specified in the Indenture or a notice to holders against surrender of the Note.

Payment When Offices Are Closed

If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the Indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.

Form, Exchange and Transfer of Certificated Registered Securities

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for such Global Note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;
•	an Event of Default with respect to such Global Note has occurred and is continuing, and DTC requests the issuance of certificated Notes; or
•	we determine not to have the Notes represented by a Global Note.

Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.00.

Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering the Notes in the name of holders transferring Notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts.

Holders will not be required to pay a service charge for any registration of transfer or exchange of their certificated securities, but they may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we redeem any of the Notes, we may block the transfer or exchange of those Notes selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to determine or fix the list of holders to prepare the mailing. We may also refuse to register transfer or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

About the Trustee

Wilmington Savings Fund Society, FSB currently serves and is expected to continue to serve as the trustee under the Indenture and will be the principal paying agent and registrar for the Notes. The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes.